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                                                                   EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), made and entered into this 3rd day of February, 2000 (the "Effective Date"), by and among Roger B. Farley (the "Executive") and United States Can Company, having its principal offices at 900 Commerce Drive, Oak Brook, Illinois 60523 (the "Company"), and U.S. Can Corporation, a Delaware corporation, having its principal offices at 900 Commerce Drive, Oak Brook, Illinois 60523 ("U.S. Can");

                                WITNESSETH THAT:

         WHEREAS, the parties desire to enter into this Agreement concerning the terms of Executive's employment by the Company;

         WHEREAS, by letter dated July 7, 1998, the Company made certain commitments to the Executive concerning certain terms of Executive's employment with the Company and this Agreement will serve to formally memorialize such commitments and reflect certain other terms of employment;

         WHEREAS, this Agreement provides that, under certain circumstances, the Executive is to be granted awards based on the common stock of U.S. Can ("U.S. Can Stock") under one or more plans maintained by U.S. Can;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY COVENANTED AND AGREED by the Executive, the Company, and U.S. Can as follows:

         1. Definitions. Terms used in this Agreement shall be defined as set forth below:

(a) For purposes of this Agreement, the term "Affiliate" shall mean the Company and any of its "affiliates" as that term is defined in the Securities Exchange Act of 1934, as amended.

(b) The term "Agreement Term" shall have the meaning ascribed to it in paragraph 2(f).

(c) The Executive shall be considered "Disabled" during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. The Executive shall be considered "Permanently Disabled" during any period in which (i) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement; (ii) such disability is determined by the Executive's Supervisor to be of a long-term nature; and (iii) the Executive is eligible for income replacement benefits under the Company's long-term disability plan during such period of disability. In the event of a dispute as to whether the Executive is Disabled or Permanently Disabled, the Company may refer the same to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate.

(c)      The term "Cause" shall have the meaning ascribed to it in paragraph
         4(c).

(d) "Date of Termination" means the last day the Executive is employed by the Company, provided that the Executive's employment is terminated in accordance with the provisions of paragraph 4.

(e) The term "Good Reason" shall have the meaning ascribed to it in paragraph 4(d).

(f) The Executive's "Supervisor" shall be Paul W. Jones, Chairman & CEO or his successor.


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(g)      "U.S. Can Stock" is common stock of U.S. Can or a successor to U.S.
         Can.

         2. Performance of Services. The Executive's employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive during the Agreement Term, and the Executive hereby agrees to remain in the employ of the Company during the Agreement Term.

(b) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its Senior Vice President, Human Resources, or in such other position to which the Executive may be appointed by the Executive's Supervisor from time to time; provided that in no event shall the Executive be appointed to a position having a rank of less than the rank he holds as of the date hereof. To the extent the Company determines to be necessary or appropriate, the Company may change the Executive's Supervisor, and the Executive's reporting relationships.

(c) The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Executive's Supervisor. The Executive's duties may include providing services for both the Company and the Affiliates, as determined by the Executive's Supervisor; provided that the Executive shall not, without his consent, be assigned duties that would be inconsistent with those of a Senior Vice President. The Executive shall have such authority, power, responsibilities and duties as are inherent in his position(s) (and the undertakings applicable to his position(s)) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d) Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, and similar types of activities, to the extent that such other activities do not, in the judgment of his Supervisor, inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any Affiliate. The Executive shall not serve on the board of any business, or hold any other significant position with any business, without the consent of his Supervisor.

(e) Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive's responsibilities.

(f) The "Agreement Term" shall be the period beginning on the Effective Date and ending on the day two years after the Effective Date. This Agreement shall be inapplicable to periods of employment after the end of the Agreement Term. Thereafter, and subject to the provisions of paragraph 2(g), and subject to the Executive then becoming eligible to participate in the Executive Severance Plan (as in effect from time to time), the Executive's continuing employment with the Company shall be at-will.

(g) As of the Effective Date of this Agreement, the Executive and the Company are entering into an agreement relating to certain terms of employment in the event of a change in control of U.S. Can Corporation (the "Change in Control Agreement"). If a Change in Control (as that term is defined in the Change in Control Agreement) occurs during the Agreement Term, the Agreement Term will end on the date of such Change in Control. Immediately following such expiration, the terms of the Executive's employment shall be governed by the Change in Control Agreement.

         3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

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(a)      Salary.  The Executive shall receive, for each twelve (12) consecutive month period beginning on the Effective Date and each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of not less than Two Hundred Sixteen Thousand U.S. Dollars ($216,000) (the "Salary"). The Executive's Salary rate shall be reviewed annually by the Compensation Committee of the Board of Directors, if the Executive's Supervisor is the Chief Executive Officer ("CEO") or, if the Executive's Supervisor is not the CEO, by the Executive's Supervisor. In no event shall the Salary rate of the Executive be reduced to an amount that is less than the amount specified in this paragraph (a).

(b) Incentive Compensation. The Executive shall participate in the Company's Management Incentive Plan ("MIP") on terms that are comparable to the terms applicable to the Company's other senior executives from time to time; provided that, for each performance period under the MIP in which any portion of the Agreement Term occurs, the Executive shall be provided with an opportunity for an incentive payment of at least 50% of the Executive's annual Salary rate (with such Salary rate determined as provided in the MIP). The amount of the payment shall be reduced on a pro rata basis to reflect the portion of the performance period prior to the first date of employment. For the performance period in which the Executive's termination of employment occurs, the Executive's eligibility for an incentive compensation award shall be subject to the provisions of paragraph 5 of this Agreement.

(c)      Options.

         (i) If and to the extent the Executive is eligible for matching stock options, the terms and conditions of those options shall be governed by such Executive's offer letter and option award letter or agreement.

         (ii) For fiscal years after 1999, the Executive may, in the discretion of the Board of Directors of U.S. Can (or a committee thereof) (the "Compensation Committee") be granted options to purchase U.S. Can Stock at such times as options are granted to the Company's other senior executives. Subject to the foregoing provisions of this paragraph (c), options to purchase U.S. Can Stock shall be subject to such terms, and shall cover a number of shares, as are determined by the Compensation Committee.

(d) Life Insurance. The Company shall obtain term life insurance coverage on the Executive's life providing not less than two times the Executive's base salary in death benefits, subject to the Executive's satisfactory completion of a physical examination and other aspects of the application process. Death benefits under such coverage shall be payable to the beneficiary named by the Executive. During the period of the Executive's employment with the Company, the Company shall pay the premiums with respect to such policy.

(e) Disability Income. The Executive shall receive from the Company disability income replacement coverage which will provide for replacement of income according to the Company's plans and arrangements in effect at the time of the disability during any period in which the Executive is Disabled if the disability arose during the Agreement Term and prior to the Executive's Date of Termination. During any period while the Executive is Disabled and is otherwise entitled to receive Salary and other amounts under this Agreement (including payment in lieu of Salary or other amounts pursuant to paragraph 5(b) or 5(c)), any such Salary and other amounts (or such payments in lieu of Salary and other amounts) to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the Company-provided disability income replacement coverage.

(f) Expenses. Subject to the Company's rules and procedures as in effect from time to time, the Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in the course of his employment. The Company will reimburse the Executive for all reasonable expenses so incurred in accordance with the Company's policies.

(g) Vacation and Holidays. During each year of the Agreement Term, the Executive shall be entitled to four (4) weeks of paid vacation plus the paid holidays observed by the Company.

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(h)      Car Allowance. During the Agreement Term, the Executive shall be entitled to a net after-tax car allowance of $900 per month.

(i) Benefits. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the health, welfare, retirement and other fringe benefits to the same extent and on substantially the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees. However, the Company shall not be required to provide a benefit under this paragraph (i) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 3, to the extent reasonably determined to be necessary or appropriate by the Company.

         4. Termination. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in paragraphs 4(a) through 4(f):

(a) Death. The Executive's employment hereunder will terminate upon his death.

(b) Permanent Disability. The Company may terminate the Executive's employment during any period in which he is Permanently Disabled. In the event of a dispute as to whether the Executive is Permanently Disabled, the Company may refer the same to a licensed practicing physician selected by the Company and reasonably acceptable to the Executive, and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate.

(c) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean:

         (i) the willful and continued failure by the Executive to substantially perform his duties with the Company after notice and failure to cure; or

         (ii) willful gross misconduct that is materially and demonstrably injurious to the Company or the Affiliates.

(d)      Constructive Discharge. If:

         (i) the Executive provides written notice to the Company of the occurrence of Good Reason within a reasonable time after the Executive has knowledge of the circumstances constituting Good Reason, which notice shall identify in reasonable detail the circumstances which the Executive believes constitute Good Reason;

         (ii) the Company fails to notify the Executive of the Company's intended method of correction within 14 days after the Company receives the notice, or the Company fails to reasonably correct the circumstances within 14 days after such notice; and

         (iii) the Executive resigns within a reasonable time after receiving the Company's response, if such notice does not indicate an intention to correct such circumstances; or within a reasonable time after the Company fails to reasonably correct such circumstances;

         then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent (and except in consequence of a prior termination of the Executive's employment), the occurrence of any of the following circumstances:


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         (I)      Assignment of duties inconsistent in any material respect with the Executive's position, authority or duties specified in the Agreement (provided that a change in the Executive's reporting relationship shall not constitute "Good Reason").

         (II) A reduction in the Executive's Salary rate to an amount that is less than what is required by the Agreement.

         (III) The proposed or actual relocation of the Executive's base office on terms that would impose an unreasonable financial or personal hardship on the Executive.

         (IV) The failure of a successor to assume this Agreement in accordance with paragraph 16.

         (V) Any attempt by the Company or a successor to terminate the Executive's employment that is not materially in accordance with this Agreement.

(e) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company thirty (30) days prior written Notice of Termination, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 4(d) are required, the procedures of this paragraph 4(e) may not be used in lieu of the procedures required under paragraph 4(d).

(f) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph 4(f), provided that termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph 4(f) only if it is not for reasons described in paragraph 4(b), 4(c), 4(d), or 4(e). Notwithstanding the foregoing provisions of this paragraph (f), if the Executive's employment is terminated by the Company in accordance with this paragraph (f), and within a reasonable time period thereafter, it is determined by the Executive's Supervisor in good faith that circumstances existed which would have constituted a basis for termination of the Executive's employment for Cause (disregarding circumstances which could have been remedied if notice had been given in accordance with paragraph 4(c)(i)), the Executive's employment will be deemed to have been terminated for Cause in accordance with paragraph 4(c).

(g) Notice of Termination. Any termination of the Executive's employment by the Company or the Executive must be communicated by a written Notice of Termination to the other party hereto. A "Notice of Termination" shall be dated, indicate the Date of Termination (not earlier than the date on which the notice is provided), indicate the specific termination provision in this Agreement relied on, and set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment.

(h) Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of Directors of the Company or any of the Affiliates, or holds any other position with the Company or any of the Affiliates, the Executive shall resign from all such positions as of the Date of Termination.

         5. Rights Upon Termination. The Executive's rights to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:

(a) If the Executive's Date of Termination occurs during the Agreement Term for any reason, then:

         (i) The Executive shall receive his Salary from the Company for the period ending on the Date of Termination.

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         (ii)     The Executive shall receive any required payment for accrued but unused vacation days from the Company.

         (iii) If the Date of Termination occurs after the end of a performance period and prior to the payment of the incentive compensation award (as described in paragraph 3(b)) for the period, the Executive shall be paid any incentive compensation award at the regularly scheduled time.

         (iv) Any other required payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company.

         Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive's Date of Termination.

(b) If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 4(a) (relating to the Executive's death) or paragraph 4(b) (relating to the Executive's being Permanently Disabled), then, in addition to the amounts payable in accordance with paragraph 5(a):

         (i) The Executive (or his estate) shall receive from the Company periodic payments of an amount equal to not less than twelve
                  (12) months of Salary (based on the Salary rate in effect on the Date of Termination); provided, however, that such payments shall be offset by the amount of any life or disability insurance benefits provided by the Company or any of its Affiliates as a result of the Executive's death or Permanent Disability.

         (ii) The Executive (or his estate) shall receive from the Company payment of the award under the Company's Management Incentive Plan for the performance period in which the Date of Termination occurs, based on actual performance for the entire period; provided, however, that such award shall be subject to a pro-rata reduction to reflect the portion of the performance period following the Date of Termination. Payment under this paragraph (ii) of any amount shall be made at the regularly scheduled time for payment of such amounts to active employees and on a non-discriminatory basis.

(c) If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 4(d) (relating to Constructive Discharge) or paragraph 4(f) (relating to termination by the Company without Cause), then:

         (i) The Executive shall receive from the Company, for the Severance Period, continuing Salary payments at the Salary rate in effect on the Date of Termination, in monthly or more frequent installments. The "Severance Period" shall be the period beginning on the Date of Termination and continuing through the earliest to occur of:

                  (A) the 18-month anniversary of the Date of Termination;

                  (B) the date of the Executive's death; or

                  (C) the date, if any, of the breach by the Executive of the provisions of the Employee Agreement described in paragraph 9.

         (ii) Provided that the Executive is not in actual or threatened breach of any of the covenants contained in the Employee Agreement described in paragraph 9, the Executive shall receive from the Company payment of the award under the Company's Management Incentive Plan for the performance period in which the Date of Termination occurs, based on actual performance for the entire period; provided, however, that such award shall be subject to a pro-rata reduction to reflect


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                  the portion of the performance period following the Date of
                  Termination. Payment, if any, under this paragraph (ii) of any amount shall be made at the regularly scheduled time for payment of such amounts to active employees, and on a non-discriminatory basis.

         (iii) If the Executive holds any options to purchase U.S. Can Stock on the Date of Termination that are not then exercisable, then during the Severance Period the options shall become exercisable as though the Executive continued to be employed for the duration of the Severance Period, provided that any such options that remain outstanding immediately after the last day of the Severance Period (regardless of whether they are then exercisable) shall expire at that time.

         Notwithstanding the foregoing provisions of this paragraph 5, no payment will be made or benefit provided under this paragraph 5(c) unless (i) the Executive first executes a release in the form attached as Supplement A to this Agreement, and (ii) to the extent any portion of such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act, as amended, or to any similar revocation period in effect on the date of termination of the Executive's employment, such revocation period has expired.

(d) If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraphs 4(c) (relating to Cause) or 4(e) (relating to voluntary resignation), the Company shall have no obligation to make payments of Salary or any incentive compensation award or provide benefits under the Agreement for periods after the Executive's Date of Termination.

         6. Other Benefits. Except as may be otherwise specifically provided in an amendment of this Agreement adopted in accordance with paragraph 12, in the event of a termination of employment during the Agreement Term, the Executive shall not be eligible to receive any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company (or any Affiliate), including without limitation, the Executive Severance Plan, or any other arrangement of the Company (or any Affiliate), providing benefits upon involuntary termination of employment. However, this paragraph shall not affect the Executive's right to receive any benefits with respect to termination of employment outside of the Agreement Term.

         7.       Duties on Termination.

(a) Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are reasonably necessary for a transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this paragraph 7, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

(b) Following the Date of Termination, the Executive agrees to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or its Affiliates, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any trade secrets of the Company or its Affiliates. For purposes of the preceding sentence, the term "trade secrets" shall have the meaning ascribed to it under the Illinois Trade Secrets Act or, if such act is repealed, the Uniform Trade Secrets Act.

         8. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the Company shall not be entitled to set off against the amounts payable to

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the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

         9. Covenants. As a condition of entering into this Agreement, the Executive is required to enter into the Company' standard form of Employee Agreement, as of the date hereof, which relates to non-competition, confidentiality, inventions, and certain other matters.

         10. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will assist the Company and the Affiliates in defense or prosecution of any claims that may be made by or against the Company and the Affiliates, to the extent that such claims may relate to services performed by the Executive for the Company or the Affiliates. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Affiliates (or their actions) that may relate to services performed by the Executive for the Company or the Affiliates, regardless of whether a lawsuit has then been filed against the Company or the Affiliates with respect to such investigation.

         11. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

         12. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing, provided that any such agreement by the Company that includes a substantive amendment must be authorized in writing by the Chief Executive Officer of U.S. Can. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

         14. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

         15. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party (i) will be effective unless in writing signed by such party; and (ii) will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

         16. Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive's death, the Executive's heirs and estate shall succeed to such rights and benefits pursuant to the Executive's will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary(ies) with respect to such benefits. This Agreement shall be binding upon and inure to the benefit of the Company and U.S. Can, as applicable, and any successor of the Company or U.S. Can, as applicable, subject to the following:

(a) The Company and U.S. Can, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the

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         Company or U.S. Can, as applicable, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or U.S. Can, as applicable, would be required to perform it if no such succession had taken place.

(b) If the Executive is transferred to employment with an Affiliate (including a successor to the Company), such transfer shall not constitute a termination of employment for purposes of this Agreement, provided that the Affiliate agrees to assume this Agreement and be substituted for the Company under this Agreement.

(c) After a successor assumes this Agreement in accordance with this paragraph 16, only such successor shall be liable for amounts payable after such assumption, and no other companies shall have liability for amounts payable after such assumption.

17. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be (i) delivered personally, effective immediately, (ii) sent by certified U.S. mail, postage prepaid, effective three days after deposit, (iii) sent by facsimile transmission, effective upon confirmation of transmission and deposit of a hard copy by regular mail, or (iv) sent by prepaid overnight or international courier service, effective two days after deposit, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice);

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company by mail:

         U.S. Can Corporation
         900 Commerce Drive
         Oak Brook, Illinois 60523
         Attention: General Counsel

to the Company by facsimile:

         630/572-0822

To Executive:

         at the address of the Executive as set forth in the payroll records at the Company

         18. Arbitration of All Disputes. Any dispute as to any claim under this Agreement (including, without limitation, disputes arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act) shall be settled by arbitration in Chicago, Illinois by an arbitrator, who shall be appointed pursuant to the rules of the American Arbitration Association. The arbitration shall be conducted promptly and expeditiously in accordance with the National Rules for Resolution of Employment Disputes of American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that any award issued as a result of arbitration shall be reviewable de novo by a court of competent jurisdiction for errors of law. Notwithstanding the foregoing, the parties hereto shall not be entitled to, and no award shall include in whole or in part, punitive damages or exemplary damages.

         19. Legal and Enforcement Costs. The provisions of this paragraph 19 shall apply if it becomes reasonably necessary for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any right(s) under this Agreement or defending against any allegations of breach of this Agreement by the Company or U.S. Can:

(a) The Executive shall be entitled to recover from the Company reasonable attorneys' fees, costs and expenses incurred by him in connection with such enforcement or defense.

(b) Payments required under this paragraph 19 shall be made by the Company to the Executive (or directly to the Executive's attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses.

(c) The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 19 be reasonable.

(d) The Executive's rights to payments under this paragraph 19 shall not be affected by the final outcome of any dispute with the Company or U.S. Can; provided, however, that to the extent that the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust, the Executive shall not be entitled to such recovery; and to the extent that such amount have been recovered by the Executive previously, the Executive shall promptly repay such amounts to the Company.

         20. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

         21. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any Company policy or agreement that is otherwise applicable relating to compliance with laws or the Employee Agreement described in paragraph 9.

         22. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

         IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company and U.S. Can have caused these presents to be executed in their names and on their behalf, all as of the Effective Date.


                               /s/ Roger B. Farley
                                    Executive


                              U.S. Can Corporation

                              By: /s/ Paul W. Jones

                              Its: Chairman and CEO



                             United States Can Company

                              By: /s/ Paul W. Jones

                              Its: Chairman and CEO

                                  Supplement A
                                Release of Claims

         1. This document is attached to, is incorporated into, and forms a part of, an agreement (the "Agreement") by and between United States Can Company (the "Company") and Roger B. Farley (the "Executive"). The Executive, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release of Claims, to the extent that the Claim arises out of or relates to the Executive's employment by the Company and its Affiliates (including his service as a director of the Company and its Affiliates) and/or the Executive's termination or resignation therefrom, and shall include, without limitation, Claims arising out of or related to the Agreement, and Claims arising under any local, state, or federal law dealing with employment discrimination, including the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

         For purposes of this Release of Claims, the terms set forth below shall have the following meanings:

(a) The term "Agreement" shall include the Agreement and this Supplement, and including the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement.

(b) The term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(c) The term "Company Releasees" shall include the Company and its Affiliates (as defined in the Agreement), and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, and insurers, and their predecessors and successors.

(d) The term "Executive Releasors" shall include the Executive, and his heirs, representatives, agents, insurers, and any other person claiming through the Executive.

         2. The following provisions are applicable to and made a part of this Release of Claims:

(a) By this Release of Claims, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release of Claims.

(b) In exchange for this Release of Claims, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company's policy or applicable law.

(c) The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release of Claims.

(d) The Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Release of Claims. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. This Release of Claims will not become effective until expiration of such revocation period.

(e) This Release of Claims and the commitments and obligations of all parties thereunder:

         (i) shall become final and binding immediately following the expiration of the Executive's right to revoke the execution of this release in accordance with paragraph 2(d) of this Release of Claims;

         (ii) shall not become final and binding until the expiration of such right to revoke; and

         (iii) shall not become final and binding if the Executive revokes such execution.

         3. The Executive hereby acknowledges that he has carefully read and understands the terms this Release of Claims and each of his rights as set forth therein.



                                                      -------------------------
                                                             EXECUTIVE

                                                      Date:


State of
County of

Subscribed Before Me This
     Day of         ,        .
-----      ---------  -------

----------------------------
         Notary Public